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FOR IMMEDIATE RELEASE

Contact:	Arturo Rodriguez Atari, Inc. 212-726-4234 arturo.rodriguez@atari.com

Atari, Inc. Secures Three Year $15 Million Credit Facility

NEW YORK — November 8, 2006 — Atari, Inc. (Nasdaq: ATAR), a leader in interactive entertainment, today announced that it has entered into a new three-year secured revolving credit facility with Guggenheim Corporate Funding, LLC, as the administrative agent to a syndicate of lenders, which provides up to $15 million of credit availability based upon accounts receivables.

The Company expects that the Guggenheim credit facility will provide funding for its current and reasonably foreseeable capital requirements as it relates to working capital needs in the ordinary course of business.

“The Guggenheim facility provides Atari with the working capital flexibility to support our day-to-day operations,” stated David Pierce, President and Chief Executive Officer. “Guggenheim is a prestigious financial partner and Atari looks forward to building on this partnership as we continue to execute on our strategy.”

About Atari, Inc.

New York-based Atari, Inc. (Nasdaq: ATAR) develops interactive games for all platforms and is one of the largest third-party publishers of interactive entertainment software in the U.S. The Company’s 1,000+ titles include hard-core, genre-defining franchises such as Test Drive® and Deer Hunter; and mass-market and children’s franchises such as Nickelodeon’s Dora the Explorer™, and Dragon Ball Z®. Atari, Inc. is a majority-owned subsidiary of France-based Infogrames Entertainment SA (Euronext — ISIN: FR-0000052573), the largest interactive games publisher in Europe. For more information, visit www.atari.com.

Safe Harbor Statement

With the exception of the historical information contained in this release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management’s current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may vary materially from those expressed or implied by the statements herein. Some of the factors which could cause our results to differ materially include the following: the loss of key customers, such as Wal-Mart, Best Buy, Target, GameStop and EB Games; delays in product development and related product release schedules; inability to secure capital; adapting to the rapidly changing industry technology, including new console technology; maintaining relationships with leading independent video game software developers; maintaining or acquiring licenses to intellectual property; fluctuations in the Company’s quarterly net revenues and results of operations based on the seasonality of our industry; the termination or modification of our agreements with hardware manufacturers; and other factors described in our SEC filings.

The Company undertakes no duty to update any forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.

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